EXHIBIT 21.1

Subsidiaries of the Registrant as of December 31, 2021	Jurisdiction of Incorporation

ANSYS Austria GmbH	Austria

Fluent China Holdings Limited	Barbados

ANSYS Belgium S.A.	Belgium

Livermore Software Technology LLC	California

ANSYS Canada Limited	Canada

ANSYS Lumerical Software ULC	Canada

2011767 Ontario, Inc.	Canada

ANSYS Technology (Shanghai) Co., Ltd.	China

OPTIS CN Limited	China

Zemax Optical Technology Consulting (Shanghai) Co., Ltd	China

Apache Science and Technology (Shanghai) Co. Ltd.	China

Fluent Software (Shanghai) Co., Limited	China

Ansys International LLC	Delaware

ANSYS Lumerical IP, LLC	Delaware

Zemax Europe Holdings LLC	Delaware

Zemax Taiwan, LLC	Delaware

Zemax, LLC	Delaware

ANSYS France SAS	France

ANSYS Germany GmbH	Germany

DYNARDO (Dynamic Software and Engineering) GmbH	Germany

Zemax Germany GmbH	Germany

ANSYS Hellas Single Member S.A.	Greece

OPTIS Hong Kong Limited	Hong Kong

ANSYS Software Private Limited	India

ANSYS Ireland Ltd.	Ireland

ANSYS Software, Ltd.	Israel

ANSYS Italia, S.r.l	Italy

ANSYS Japan K.K.	Japan

Zemax Japan K.K.	Japan

ANSYS Luxembourg Holding Company S.à.r.l.	Luxembourg

ANSYS Luxembourg S.à.r.l.	Luxembourg

Computational Engineering International, Inc.	North Carolina

Analytical Graphics, Inc.	Pennsylvania

Zillow TopCo, Inc.	Pennsylvania

ANSYS Poland s p.z.o.o	Poland

ANSYS OOO	Russia

ANSYS Singapore Pte. Ltd.	Singapore

Analytical Graphics Asia Pacific Private Ltd.	Singapore

ANSYS Korea LLC	South Korea

OPTIS Korea Co., Ltd.	South Korea

Virtual Motion LLC	South Korea

ANSYS Iberia, S.L.	Spain

ANSYS Sweden AB	Sweden

ANSYS Switzerland GmbH	Switzerland

desktop.studio GmbH	Switzerland

Matterhorn Merger Sub GmbH	Switzerland

Lumerical Taiwan Inc.	Taiwan

Taiwan ANSYS Technologies Co.	Taiwan

ANSYS UK Limited	United Kingdom

Granta Design Limited	United Kingdom

Zemax Europe Limited	United Kingdom

Phoenix Integration, Inc.	Virginia